Exhibit 99.1

BOYD GAMING COMPLETES COAST CASINOS MERGER

LAS VEGAS, NV – JULY 1, 2004 – Boyd Gaming Corporation (NYSE: BYD) today announced that the Company has completed its merger with Coast Casinos, Inc. The merger, by which Coast becomes a wholly-owned subsidiary of Boyd Gaming, creates the fifth largest gaming operator in the country. The two companies signed their merger agreement on February 6, 2004, and obtained all requisite approvals in a relatively short 4 1/2 months.

William S. Boyd, Chairman and Chief Executive Officer of Boyd Gaming, said, “This is truly a great day for Boyd Gaming as we bring the excellent Coast properties and the great Coast team of management and employees into our Company. We were a pioneer in the Las Vegas locals business when we opened Sam’s Town in 1979 and expanded it several times — but this brings us to a totally new level as one of the two major companies serving the dynamic and growing Las Vegas locals market. We are so very pleased to welcome Michael Gaughan and his team, with their proven ability to generate strong operating results, and look forward to growing our franchise together.”

Michael J. Gaughan, Chief Executive Officer of Coast Casinos, commented, “I am very proud of what we have accomplished in building Coast Casinos over the last 25 years, and very excited about our future with Boyd Gaming. We built a great company and now we are joining a great company. We are committed to making a significant contribution to Boyd and sharing a bright future together.”

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in Boyd Gaming’s public filings with the Securities and Exchange Commission. Additional factors that could cause actual results to differ are discussed under the heading “Investment Considerations” and in other sections of Boyd Gaming’s Form 10-K for the fiscal year ended December 31, 2003 on file with the Securities and Exchange Commission, and in its other periodic and current reports filed from time to time with the Commission. In addition, factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of Boyd Gaming’s registration statement on Form S-4 filed with the Commission on June 25, 2004. All forward-looking statements in this document are made as of the date hereof, based on information available to Boyd Gaming as of the date hereof, and Boyd Gaming assumes no obligation to update any forward- looking statement.

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 18 gaming entertainment properties, plus one under development, located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com ..

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